Exhibit 23.1

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this amendment no. 7 to the registration statement on Form S-1 by Southern China Livestock, Inc. of our report dated November 26, 2010 (except for the effects of the restatement discussed in Note 2, Note 9 and Note 16, as to which the date is January 31, 2011)  on the consolidated financial statements of Southern China Livestock, Inc. for the years ended September 30, 2010 and 2009 and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Schwartz Levitsky Feldman llp
Toronto, Ontario. Canada	Chartered Accountants
February 7, 2011	Licensed Public Accountants